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                       AGREEMENT OF MERGER BY AND AMONG
                              AVANT! CORPORATION,
                       CARDINAL MERGER CORPORATION, AND
                     TECHNOLOGY MODELING ASSOCIATES, INC.


          THIS AGREEMENT OF MERGER is dated as of January __, 1998, by and among Avant! Corporation, a Delaware corporation ("Avant!"), Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Merger Sub") and Technology Modeling Associates, Inc., a California corporation ("TMA").

                                   RECITALS:

          A. The Boards of Directors of TMA, Avant! and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that TMA and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into TMA (the "Merger") and, in furtherance thereof, have approved the Merger.

          B. To effectuate the Merger, TMA, Merger Sub and Avant! have entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization"), dated as of September 7, 1997, whereby all of the outstanding shares of capital stock of TMA shall be converted into shares of Avant! Common Stock, $.0001 par value ("Avant! Common Stock"), at the rate set forth herein.

          C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          D. The parties intend for the Merger to be accounted for as a pooling of interests.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

          1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into TMA, the separate corporate existence of Merger Sub shall cease and TMA shall continue as the surviving corporation. TMA as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2 EFFECTIVE TIME. The Merger shall become effective at such time as this Agreement is filed with the Secretary of State of the State of California, in accordance with the

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relevant provisions of the California General Corporation Law (the "California
Law") (the time of such filing being the "Effective Time").

          1.3 EFFECT OF THE MERGER. At the Effective Time, all the property, rights, privileges, powers and franchises of TMA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TMA and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4  ARTICLES OF INCORPORATION; BYLAWS.

               (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Technology Modeling Associates, Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                     CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES; SUPPLEMENTARY ACTION

          2.1 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Avant!, TMA or the holders of any of the following securities:

               (a) CONVERSION OF TMA COMMON STOCK. At the Effective Time, each share of TMA Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of TMA Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.2 below)) will be canceled and extinguished and will be converted automatically into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to (i) $17.00, and the denominator of which is equal to (ii) the average of the per share closing prices of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the Effective Date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth herein, in the event that the Average Nasdaq Per Share Price is greater than $35.678 (the "Maximum Price"), then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678 (the "Minimum Price"), then the Exchange Ratio shall be 0.662045.

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               (b)  CANCELLATION OF TMA COMMON STOCK OWNED BY AVANT! OR TMA.
At the Effective Time, all shares of TMA Common Stock that are owned by TMA and each share of TMA Common Stock owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) TMA STOCK PLANS. At the Effective Time, the 1996 Equity Incentive Plan, the 1995 Stock Option Plan and the 1989 Stock Option Plan of TMA, and all options to purchase TMA Common Stock then outstanding under such plans, shall be assumed by Avant! in accordance with Section 5.13 of the Plan of Reorganization.

               (d) TMA EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, the TMA 1996 Employee Stock Purchase Plan and all of the existing rights and obligations of TMA pursuant to the outstanding subscription rights thereunder shall be assumed by Avant! in accordance with Section 5.13 of the Plan of Reorganization.

               (e) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Avant! Common Stock or TMA Common Stock), reorganization, recapitalization or other like change with respect to Avant! Common Stock or TMA Common Stock occurring after the date hereof and prior to the Effective Time.

               (g) FRACTIONAL SHARES. No fraction of a share of Avant! Common Stock will be issued, but in lieu thereof each holder of shares of TMA Common Stock who would otherwise be entitled to a fraction of a share of Avant! Common Stock (after aggregating all fractional shares of Avant! Common Stock to be received by such holder) shall receive from Avant! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Nasdaq Per Share Price.

          2.2 DISSENTERS' RIGHTS. If, as of the Effective Time, holders of TMA Common Stock have complied with all requirements for perfecting and not forfeited dissenters' rights ("Dissenting Shares") in connection with the Merger under California Law, such Dissenting Shares shall not be converted into Avant! Common Stock but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. TMA shall give Avant! prompt notice of any demand received by TMA to require TMA to pay the value of any Dissenting Shares of TMA Common Stock, and Avant! shall have the right to participate in all negotiations and proceedings with respect to such demand. TMA agrees that, except with the prior written consent of Avant!, it will not make any payment with respect to, or settle or offer to settle, any such purchase

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demand.  Each holder of Dissenting Shares (a "Dissenting Shareholder") who,
pursuant to the provisions of California Law, becomes entitled to payment of the value of shares of TMA Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Time, to deliver shares of Avant! Common Stock to any holder of shares of TMA Common Stock who shall have failed to make an effective payment demand or shall have lost his or her status as a Dissenting Shareholder, Avant! shall issue and deliver, upon surrender by such Dissenting Shareholder of his or her certificate or certificates representing shares of TMA Common Stock, the shares of Avant! Common Stock to which such Dissenting Shareholder is then entitled under Section 2.1(a) and cash in lieu of fractional shares pursuant to Section 2.1(g).

          2.3  SURRENDER OF CERTIFICATES.

               (a) EXCHANGE AGENT. Harris Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) AVANT! TO PROVIDE COMMON STOCK AND CASH. As soon as practicable after the Effective Time, but no later than two (2) business days thereafter, Avant! shall make available to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as Avant! may adopt, (i) the shares of Avant! Common Stock issuable pursuant to
Section 2.1(a) in exchange for shares of TMA Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 2.1(g).

               (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but no later than five (5) business days thereafter, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TMA Common Stock, whose shares were converted into the right to receive shares of Avant! Common Stock (and cash in lieu of fractional shares) pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Avant! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Avant! Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Avant! Common Stock and payment in lieu of fractional shares which such holder of record has the right to receive pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TMA Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than as provided in subsection (d) below, to evidence only the ownership of the number of full shares of Avant! Common Stock into which such shares of TMA

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Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 2.1.

               (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Avant! Common Stock with a record date after the Effective Time will be paid to the holder of record of any unsurrendered Certificate with respect to the shares of Avant! Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Avant! Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.3(d)) with respect to such shares of Avant! Common Stock.

               (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Avant! Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Avant! or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Avant! Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Avant! or any agent designated by it that such tax has been paid or is not payable.

               (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 2.3, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.4 NO FURTHER OWNERSHIP RIGHTS IN TMA COMMON STOCK. All shares of Avant! Common Stock issued upon the surrender for exchange of shares of TMA Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TMA Common Stock, and following the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of TMA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          2.5 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TMA and Merger Sub, the officers and directors of TMA and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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                                  ARTICLE III

                       TERMINATION, AMENDMENT AND WAIVER

          3.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of TMA, this Agreement may be terminated:

               (a)  by mutual consent of Avant! and TMA;

               (b) by either Avant! or TMA, if the Effective Date shall not have occurred on or before January 31, 1998; provided that the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

               (c) by Avant!, if (i) TMA shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of TMA and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by TMA of written notice of such breach, (ii)
(x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMA and its subsidiaries, taken as a whole, and (y) TMA shall not, within twenty
(20) business days of notice from Avant! to the effect that Avant! intends to terminate this Agreement pursuant to this clause (ii), have proposed to Avant! a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to Avant!, or (iii) the Board of Directors of TMA shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Avant! or shall have resolved to do any of the foregoing;

               (d) by TMA, if (i) Avant! shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Avant! and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by Avant! of written notice of such breach,
(ii) (x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Avant! and its subsidiaries, taken as a whole, and (y) Avant! shall not, within twenty (20) business days of notice from TMA to the effect that TMA intends to terminate this Agreement pursuant to this clause (ii), have proposed to TMA a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to TMA, or (iii) the Board of Directors of Avant! shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to TMA or shall have resolved to do any of the foregoing; or

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               (e)  by either Avant! or TMA, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) at the TMA Shareholders Meeting (as defined in the Plan of Reorganization) (including any adjournment or postponement thereof) the requisite vote of shareholders of TMA shall not have been obtained, or (iii) at the Avant! Stockholders Meeting (as defined in the Plan of Reorganization) (including any adjournment or postponement thereof) the requisite vote of stockholders of Avant! shall not have been obtained.

          3.2 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of TMA, Avant! or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the TMA Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of TMA Common Stock or Avant! Common Stock.

          3.3 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IV

                             APPROVAL OF AGREEMENT

          The respective Boards of Directors of each of Avant!, TMA and Merger Sub have, by resolutions, duly adopted and approved the Merger, this Agreement, and the Plan of Reorganization. The Stockholders of Avant!, TMA and Merger Sub have, by resolutions, duly adopted and approved the Merger, this Agreement, and the Plan of Reorganization in accordance with Delaware General Corporation Law and California Law.

                                   ARTICLE V

                                 MISCELLANEOUS

          5.1 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written

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and oral, among the parties with respect to the subject matter hereof; and
(b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          5.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          5.3 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf as of the date first above written.

                           AVANT! CORPORATION,
                           a Delaware corporation


                           By:
                              ------------------------------------------
                              Gerald C. Hsu
                              Chairman of the Board, President and Chief
                              Executive Officer


                           By:
                              ------------------------------------------
                              Eric A. Brill
                              Secretary


                           CARDINAL MERGER CORPORATION,
                           a California corporation


                           By:
                              ------------------------------------------
                              Gerald H. Hsu
                              President


                           By:
                              ------------------------------------------
                              John P. Huyett
                              Secretary


                           TECHNOLOGY MODELING ASSOCIATES, INC.,
                           a California corporation


                           By:
                              ------------------------------------------
                              Roy E. Jewell
                              President


                           By:
                              ------------------------------------------
                              John DiGirolamo
                              Secretary